Exhibit 10.1

SEPARATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of August 10, 2021, by and between CommScope, Inc., a Delaware corporation (the “Company”), and Morgan C. S. Kurk (“Employee”).  Together, the Company and Employee may be referred to hereinafter as the “Parties.”

WHEREAS, Employee was employed by the Company as Executive Vice President, Broadband Networks Segment Leader & Chief Technology Officer and served as an executive officer of CommScope Holding Company, Inc. (“Parent”);

WHEREAS, the Parties decided that Employee would step down from service as Executive Vice President, Broadband Networks Segment Leader & Chief Technology Officer of Parent and the Company effective July 19, 2021, and Employee’s employment with the Company ended on July 21, 2021 (the “Separation Date”);

WHEREAS, the Company and Employee each desire to enter into this Agreement to set forth in writing the terms and conditions of Employee’s separation from the Company, Parent and their subsidiaries and affiliates; and

WHEREAS, the Company and Employee seek to fully and finally settle all actual or potential differences or claims, whether or not now known, on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Employee agree as follows:

1.Separation.  In connection with the cessation of Employee’s employment with the Company, Employee stepped down from his position as the Executive Vice President, Broadband Networks Segment Leader & Chief Technology Officer of Parent and the Company, and all positions Employee held with Parent, the Company and any subsidiaries and affiliates thereof, effective on July 19, 2021, and Employee’s employment ended on the Separation Date. This Agreement is intended to and does settle and resolve all claims of any nature that Employee might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter. Other than the payments set forth in this Agreement, the parties agree that Employee will not be entitled to any additional compensation, bonus, benefits, severance payments or grants under any incentive program maintained by the Company or any of its affiliates.

2.Termination Benefits.  In consideration of Employee’s promises and the General Release of Claims and Covenant Not To Sue contained in Paragraph 4 of this Agreement, the Company agrees to provide the following to Employee the following amounts (collectively, the “Termination Benefits”):

a.Severance.  The Company will pay Employee severance in a total gross amount of Six Hundred and Fifteen Thousand and Twenty-Four Dollars ($615,024), less withholding for taxes and other similar items (the “Severance”).  The Severance will be paid over a one-year period in substantially equal installments pursuant to the Company’s normal payroll practices as in effect from time to time, starting as soon as practicable, but not later than thirty (30) days, following the Effective Date.

b.COBRA Cost Payments.  As provided in the Company’s U.S. Severance Policy, if Employee (i) submits the required COBRA paperwork to continue healthcare coverage (medical, dental and vision insurance) during the qualifying period and (ii) pays the employee portion of such healthcare premiums, the Company will pay its portion of the monthly healthcare premiums under COBRA for a period of two months following the Separation Date, or for such longer time as required by law.

The Company’s agreement to provide the Termination Benefits is specifically contingent upon Employee (a) executing and not revoking this Agreement, as set forth in Paragraph 7 below, and (b) complying with his obligations under this Agreement, including but not limited to Paragraph 8 below, and any other continuing contractual obligations he owes to the Company, as described in Paragraph 9 below (collectively, the “Continuing Obligations”). In the event that Employee breaches any of the Continuing Obligations, the payment and provision of the Termination Benefits shall be forfeited and shall cease immediately, and the Company may pursue such remedies as are available to it pursuant under the terms of such arrangements.

3.Other Payments and Benefits.  In addition to the Termination Benefits, the Company agrees to provide the following payments and benefits to Employee:

a.Accrued Obligations.  The Company will pay Employee his accrued but unpaid salary through the Separation Date, reimbursements for unreimbursed business expenses, and payment for accrued but unused vacation.  The Company will pay these accrued obligations to Employee within sixty (60) days after the Separation Date.  Employee’s vested interests in the Company’s 401(k) Plan shall be distributed to him in accordance with the terms and conditions of such plan.

b.Equity Awards.  On the Separation Date, Employee’s equity awards granted by Parent shall be treated as follows, as provided in the applicable award certificates:

(i)	Forfeiture of EPRG PSU’s: Employee’s 94,000 unvested “EPRG” PSUs granted by Parent in 2021, shall immediately expire on the Separation Date.

(ii)	Forfeiture of EPOP Options. Employee’s 99,930 unvested “EPOP” time-based stock options granted by Parent in 2019 ($18.60 exercise price) shall immediately expire on the Separation Date.

(iii)

Exercise Period for Other Vested Options.  All of Employee’s vested stock options, which includes vested stock options from 2015 (12,409 options with a $30.76 exercise price), 2016 (14,077 options with a $24.94 exercise price), 2017 (16,974 options with a $37.97 exercise price), 2018 (33,692 options with a $38.34 exercise price), and 2019 (66,620 time-vesting EPOP options with a $18.60 exercise price) shall remain outstanding and exercisable until the earlier of (x) the first anniversary of the Separation Date, or (y) the original expiration date provided in the award certificates memorializing such awards.  The Company’s agreement to extend the option exercise period is specifically contingent upon Employee (a) executing and not revoking this Agreement, as set forth in Paragraph 7 below, and (b) complying with Continuing Obligations. In the event that Employee breaches any of the Continuing Obligations, Employee’s vested options shall only remain outstanding and exercisable within ninety (90) days of the Separation Date, at which time any such vested options that are unexercised shall expire.

4.	General Release of Claims and Covenant Not To Sue.

a.General Release of Claims.  In consideration of the payments made to Employee by the Company and the promises contained in this Agreement, Employee on behalf of himself and his/her agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement.  This General Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law.  Employee specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute or common law.  It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except as set forth in Paragraph 4(e) below.

b.Covenant Not to Sue.  Except as expressly set forth in Paragraph 5 below, Employee further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement.

c.Acknowledgement Regarding Payments and Benefits.  Other than the payments set forth in this Agreement, the Parties agree that the Company owes no additional amounts to Employee for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or otherwise.  Employee hereby agrees that he has been paid all outstanding wages through and including the date of his most recent paycheck.

d.Other Representations and Acknowledgements.  This Agreement is intended to and does settle and resolve all claims of any nature that Employee might have against the Company arising out of their employment relationship or the cessation of employment or relating to any other matter, except as set forth in Paragraph 4(e) below.  By signing this Agreement, Employee acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims.  This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Employee has any rights against the Company or any of the Releasees.  Employee represents and agrees that he has not transferred or assigned, to any person or entity, any claim that he is releasing in this Paragraph 4.

e.Exceptions to General Release.  Nothing in this Agreement is intended as, or shall be deemed or operate as, a release by Employee of (i) any rights of Employee under this Agreement; (ii) any vested benefits under any Company-sponsored benefit plans; (iii) any rights under COBRA or similar state law; (iv) any rights for indemnification or contribution under the certificate of incorporation, by-laws or equivalent governing documents of Parent, the Company or any of their affiliates, applicable state law, any indemnification agreement between Employee and Parent, the Company or any of their affiliates or any applicable coverage under any directors’ and officers’ liability insurance or fiduciary insurance policy, subject to the terms and conditions thereof; (v) any recovery to which Employee may be entitled pursuant to workers’ compensation and unemployment insurance laws; (vi) Employee’s right to challenge the validity of his release of claims under the ADEA; (vii) any rights or claims under federal, state, or local law that cannot, as a matter of law, be waived by private agreement; and (viii) any claims arising after the date on which Employee executes this Agreement.

5.Protected Rights.  Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands that this Agreement does not limit Employee’s ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies.  However, based on Employee’s release of claims set forth in Paragraph 4 of this Agreement, Employee understands that Employee is releasing all claims and causes of action that Employee might personally pursue or that might be pursued in Employee’s name and, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain injunctive relief that is personal to Employee in connection with such claims and causes of action.

6.Acknowledgment.  Employee shall have until the twenty-first (21st) day after he receives this Agreement to execute this Agreement.  If he does not execute the Agreement by that date, the offer contained in this Agreement shall be revoked by the Company.  The Company hereby advises Employee to consult with an attorney prior to executing this Agreement and Employee acknowledges and agrees that the Company has advised, and hereby does advise, him of his opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so.  Employee expressly acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Agreement before signing it, that he has read this Agreement and Release carefully, that he has had sufficient time and opportunity to consult with an attorney or other advisor of his/her choosing concerning the execution of this Agreement.  Employee acknowledges and agrees that he fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself.  Employee acknowledges and agrees that he is signing this Agreement voluntarily, with the full intent of releasing the Company and the Releasees from all claims covered by Paragraph 4.

7.Revocation and Effective Date.  The Parties agree Employee may revoke the Agreement at will within seven (7) days after he executes the Agreement by giving written notice of revocation to Company.  Such notice must be delivered to Robyn Mingle, Senior Vice President, Chief Human Resources Officer, and must actually be received by such person at or before the above-referenced seven-day deadline.  The Agreement may not be revoked after the expiration of the seven-day deadline.  In the event that Employee revokes the Agreement within the revocation period described in this Paragraph, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect.  Assuming that Employee does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Employee executes this Agreement.

8.Nondisparagement.  Employee shall not, and shall not encourage others to, make or publish any disparaging statements (whether written or oral) regarding the Company and/or its parents, subsidiaries, or affiliates, and/or their respective employees, officers, directors, products, services, or owners, and the Company and Parent shall not, and shall use commercially reasonable efforts to cause their directors and executive officers not to, make or publish any disparaging statements (whether written or oral) regarding Employee.

9.Survival of Obligations.   Employee’s obligations under the Restrictive Covenants contained in Appendix A to Employee’s Nonqualified Stock Option Certificate dated May 15, 2019, shall remain in full force and effect in accordance with their terms, and nothing in this Agreement shall alter such obligations or terms.

10.Final Agreement.  Subject to Paragraph 9, this Agreement contains the entire agreement between the Company and Employee with respect to the subject matter hereof. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties.  The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of North Carolina without giving effect to its conflict of law principles.

12.Severability.  With the exception of the release contained in Paragraph 4, the provisions of this Agreement are severable and if any part of it is found to be unenforceable the other paragraphs shall remain fully and validly enforceable.  If the general release and covenant not to sue set forth in Paragraph 4 of this Agreement is found to be unenforceable, this Agreement shall be null and void and Employee will be required to return to the Company all Termination Benefits already paid to Employee.  The language of all valid parts of this Agreement shall in all cases be construed as a whole, according to fair meaning, and not strictly for or against any of the Parties.

13.Waiver.  The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision.  Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

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The Parties hereby signify their agreement to these terms by their signatures below.

EMPLOYEE /s/ Morgan C.S. Kurk Morgan C. S. Kurk Date: August 9, 2021	COMMSCOPE, INC. By: /s/ Robyn Mingle Name: Robyn Mingle Title: Senior Vice President, Chief Human Resources Officer Date: August 10, 2021